EXHIBIT 99.2

Quanex Increased Cash Dividend 16 Percent

Declared 3 for 2 Stock Split in the Form of a Stock Dividend

HOUSTON, Feb. 23, 2006 (PRIMEZONE) -- Quanex Corporation (NYSE:NX) today announced that its Board of Directors raised the Company's common stock cash dividend by 16%, or $0.10 per share, on an annualized basis. In a separate action, the Board declared a three for two stock split in the form of a 50% stock dividend (the "stock dividend").

"Quanex's stock split, and the increase in our cash dividend are appropriate actions by the Company's Board of Directors given our outstanding financial results, high stock price and very favorable business outlook," stated Raymond A. Jean, chairman and chief executive officer.

The increase in the quarterly cash dividend to $0.18 is prior to giving effect to the 50% stock dividend. This amount is the equivalent of $0.12 after giving effect to the 50% stock dividend. Both the cash dividend and the stock dividend are effective to shareholders of record on March 15, 2006. Both dividends, along with such cash payments in lieu of fractional shares as may be necessary, will be paid on March 31, 2006.

Quanex is a $2 billion industry-leading manufacturer of value-added, engineered materials and components serving the Vehicular Products and Building Products markets.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 21, 2005) under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT: Quanex Corporation
         Financial:
         Jeff Galow
           713/877-5327
         Media:
         Valerie Calvert
           713/877-5305